EXHIBIT 10.53

Bogota, December 2, 2011

Mr.
DUNCAN NIGHTINGALE
Legal Representativa
GRAN TIERRA ENERGY COLOMBIA LTD.
Calle 11 No. 7-80 Floor 17
Ciudad

Subject:	Termination in advance of Contract VSM-GPS-030-2011. Buy of crude Chaza, Santana y Guayuyaco. Definition of a new commercial scheme

Dear Mr. Rodriguez:

As expressed in discussions with you, ECOPETROL S A  is working to adapt the commercial operations of the different businesses of downstream and transportation to the requirements of the current regulations.

Based on the above, we are interested in discussion with you the conditions of the contract specified in the subject above in order to generate independent contracts for the activities of commercialization and transportation of crude.  This issue will be discussed with the Coordination of Purchase of Crudes – Eng. Maria Carolina Kure.

In order to facilitate this process, we are informing you that ECOPETROL S A shall make use of the provision contained in the clause twenty-second of the contract: Termination in advance, and therefore the projected date for termination of contract VSM-GPS-030-2011 shall be on January 2, 2012

We appreciate in advance your understanding and reiterate our wish to maintain the commercial relationship with you for the purchase of crude referred to above under conditions which make the commercial operation viable for ECOPETROL S A.

Sincerely

 /s/ Claudia L. Castellanos
“Claudia L. Castellanos”
Vice-president Supply and Marketing